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                                                                    EXHIBIT 11.1


                    INFORMATION MANAGEMENT ASSOCIATES, INC.
CALCULATION OF SHARES USED IN DETERMINING PRO FORMA NET INCOME (LOSS) PER COMMON
                                     SHARE


                                                    June 30, 1996  June 30, 1997
                                                    -------------  -------------
Weighted average common stock
   outstanding during the year.................         4,255,197      4,293,379

Convertible preferred stock (1)................           920,433      1,532,161

Redeemable common stock
   warrants (1) ...............................           416,699        416,699

Stock options (1)..............................           154,934        154,934

Dilutive effect of common and
   Common stock equivalents
   Issued subsequent to March 6,
   1996 (2)....................................           312,150        306,367

Shares used in computing pro
   Forma net loss per common                            ---------      ---------
   Share.......................................         6,059,413      6,703,540
                                                        =========      =========


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(1)  The numbers of shares issuable upon conversion of exercise of the Series A convertible preferred stock, redeemable common stock warrants and stock options are shown as if such conversion or exercise occurred on January 1, 1996. The number of shares issuable upon conversion of the Series B convertible preferred stock is shown as if such conversion occurred upon issuance of such stock on November 1, 1996.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options and warrants issued at prices below the initial public offering price of $13.00 per share ("cheap stock") during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.